Exhibit 99.1

COMVERGE AND H.I.G. CAPITAL ANNOUNCE COMPLETION OF MERGER

NORCROSS, GA and MIAMI, FL – May 16, 2012 -- Comverge, Inc. (Nasdaq: COMV) (“Comverge”) and H.I.G. Capital, LLC (“H.I.G.”), a leading global private equity investment firm, today announced that they have successfully completed the acquisition of Comverge by affiliates of H.I.G.

The subsequent offering period of the tender offer for all of the outstanding shares of common stock of Comverge by Peak Merger Corp. (“Peak”) and Peak Holding Corp. (“Holding”), both affiliates of H.I.G., for $1.75 per share in cash, without interest and less any applicable withholding taxes, expired at 11:59 p.m., New York City time, on Monday, May 14, 2012.

The depositary for the tender offer advised that, as of the expiration of the subsequent offering period, a total of 17,972,755 shares of Comverge common stock had been validly tendered and not validly withdrawn during the initial offering period and subsequent offering period, representing approximately 65.0% of the outstanding shares of the Company. Pursuant to the terms of the tender offer, Peak has accepted for payment all shares validly tendered and not validly withdrawn during the initial offering period and all shares validly tendered during the subsequent offering period, and the consideration for all such shares either has been paid or will soon be paid.

Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of March 26, 2012, among Comverge, Peak and Holding, Peak exercised its “top-up” option to purchase shares directly from Comverge in an amount sufficient to enable Peak to effect a “short-form” merger under applicable Delaware law, by which Peak was able to effect a merger with and into Comverge without prior notice to, or any action by, any other stockholder.

The “short-form” merger was effected May 15, 2012. As a result of the merger, all outstanding shares ýof common stock of Comverge, other than shares held by Peak, Holding, Comverge or their respective ýsubsidiaries or shares held by Comverge’s stockholders who have and validly exercise appraisal rights ýunder Delaware law, have been cancelled and converted into the right to receive a cash payment in an ýamount equal to the same $1.75 offer price per share, without interest and less any applicable ýwithholding taxes, that was paid in the offer. The Colbent Corporation, acting as the paying agent for ýthe merger, will mail to the remaining former stockholders of Comverge materials necessary to ýexchange their former Comverge shares for such payment.ý

As a result of the completion of the merger, Comverge is now a privately-held company and trading of its common stock on the NASDAQ Global Market was suspended after the close of trading on May 15, 2012. Comverge intends to deregister its common stock and to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing a Form 15 with the SEC.

About Comverge

With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry’s only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

About H.I.G. Capital, LLC

H.I.G. Capital is a leading global private equity investment firm with more than $8.5 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, Chicago, Dallas, New York, and San Francisco in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Paris, and Rio de Janeiro, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed manufacturing or service businesses. H.I.G. also has extensive experience with financial restructurings and operational turnarounds. Since its founding in 1993, H.I.G. invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes more than 50 companies. For more information, please refer to the H.I.G. website at www.higcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. The forward-looking statements in this communication are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the ability of the Company or H.I.G. to control or predict. These forward-looking statements reflect the expectations of the Company and H.I.G. as of the date hereof. Neither the Company nor H.I.G. undertake any obligation to update the information provided herein.

CONTACT:

Jason Cigarran

Vice President, Marketing and Investor Relations

Comverge, Inc.

678-823-6784

jcigarran@comverge.com